Exhibit 10.18

LEASE AGREEMENT

EXETER 400 D’ARCY (2014), LLC

Landlord

AND

SIMWON AMERICA CORP.

Tenant

AT

400 D’Arcy Parkway

Lathrop, California 95330

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made by and between EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company (“Landlord”), and SIMWON AMERICA CORP., a California corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1. Basic Lease Terms and Definitions.

(a)	Premises: Approximately 277,208 rentable square feet as shown on Exhibit “A”.

(b)	Building: Approximate rentable square feet: 277,208 Address: 400 D’Arcy Parkway, Lathrop, California 95330

(c)	Term: One hundred twenty-three (123) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(d)	Commencement Date: February 23, 2017.

(e)	Expiration Date: 11:59 p.m. on the last day of the Term.

(f)	Minimum Annual Rent: Payable in monthly installments as follows:

Period	Annual	Monthly
1-3 (“Free Rent Period”)	N/A	$0.00
4-12	N/A	$91,478.64
13-24	$1,197,538.56	$99,794.88
25-36	$1,227,477.02	$102,289.75
37-48	$1,258,163.95	$104,847.00
49-60	$1,289,618.05	$107,468.17
61-72	$1,321,858.50	$110,154.87
73-84	$1,354,904.96	$112,908.75
85-96	$1,388,777.59	$115,731.47
97-108	$1,423,497.03	$118,624.75
109-120	$1,459,084.45	$121,590.37
121-123	N/A	$124,630.13

Notwithstanding anything to the contrary, during the Free Rent Period, Tenant shall be liable for payment of all Annual Operating Expenses as set forth in Sections 5 and 6 hereof and all utilities as set forth in Section 7 hereof. The abatement of Minimum Annual Rent provided for herein is conditioned upon Tenant’s full and timely performance of all of its obligations under this Lease. If at any time during the Term an Event of Default by Tenant occurs, the abatement of Minimum Annual Rent provided for herein shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of all Minimum Annual Rent herein abated.

(g)	Annual Operating Expenses: $332,649.60, payable in monthly installments of $27,720.80, subject to adjustment as provided in this Lease.

(h)	Tenant’s Share: 100% (also see Additional Definitions).

(i)	Use: Subject to compliance with Laws, complete knock down (relating to automobiles), warehouse, assembly, press, and distribution with appurtenant offices.

(j)	Security Deposit: $200,000.00.

(k)	Guarantor: MS Autotech.

(l)	Addresses For Notices:

Landlord:	Tenant:

101 West Elm Street, Suite 600	Before the Commencement Date:
Conshohocken, PA 19428
Attn: Chief Financial Officer	998 E. El Camino Real, Suite 201
Sunnyvale, CA 94087
Attn: Yong Joon Bae, President

After the Commencement Date:

At the Premises.

Guarantor:

c/o Law Offices of Sujung Park
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014

(m)	Additional Definitions: See Rider for the definitions of other capitalized terms.

(n)	Contents: The following are attached to and made a part of this Lease:

Rider – Additional Definitions	Exhibits:	“A” – Plan showing Premises
“B” – Building Rules
“C” – Tenant Improvements
“D” – Contract

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2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Notwithstanding the foregoing, Landlord shall deliver the Premises in broom clean condition. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1 above without regard to actual measurement.

(a) Tenant shall construct the initial improvements to the Premises set forth on Exhibit “C” attached hereto (collectively, the “Tenant Improvements”) and Landlord hereby approves the Tenant Improvements subject to the provisions of this Section. Any Tenant Improvements shall be constructed by Tenant and Tenant’s Agents in a good and workmanlike manner, using new or like-new materials, and in accordance with all applicable Laws and in accordance with the terms and conditions of this Lease, including, but not limited to Section 12 and Section 13 (the “Lease Requirements”). Without limiting any of the Lease Requirements, any Tenant Improvements shall conform with a space plan, specifications and construction drawings reasonably approved in writing in advance by Landlord and shall be performed in accordance with Landlord’s reasonable construction rules and regulations provided to Tenant and in such a manner and at such times as not to interfere with the operation of the Building. All of Tenant’s contractors and subcontractors working in connection with any Tenant Improvements shall carry insurance reasonably required by Landlord, naming Landlord as an additional insured and all such contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with such work. Tenant shall pay all costs of any Tenant Improvements.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times.

4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession of all of the Premises, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to circumstances outside of Landlord’s reasonable control, provided that if Landlord fails to deliver all or any portion of the Premises to Tenant within three (3) months after the full execution of this Lease, Tenant may terminate this Lease by providing fifteen (15) days prior written notice to Landlord, provided that if Landlord delivers the Premises to Tenant within such fifteen (15) day period, Tenant’s termination shall be void and of no further effect.

5. Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first (1st) day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first (1st) full month (after the Free Rent Period) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to five percent (5%) of any Rent not paid within five (5) business days after the date due. In addition, any Rent, including such charge, not paid within five (5) business days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property and trade fixtures. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

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6. Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1 above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. Each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses (“Statement”) for the preceding calendar year or part thereof. Within thirty (30) days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, if applicable, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within thirty (30) days after receiving the Statement that Tenant disagrees with such Statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest such Statement. If Tenant disagrees with the Statement and specifies the items and amounts in dispute, Tenant shall, pending the resolution of such dispute, nonetheless pay all of Tenant’s Annual Operating Expenses in accordance with such Statement. Upon the resolution of such dispute, the amount due Tenant (if any) shall be credited against future payments of Rent, or, if the Term has expired, Landlord shall pay to Tenant the amount of any overpayment within thirty (30) days after the termination of the Lease. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period so that Operating Expenses are computed as though the Building had been fully occupied.

7. Utilities.

(a)	Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Except for any utilities that are not separately metered (for which Landlord shall invoice Tenant for the cost or include the cost in Operating Expenses), Tenant shall obtain utility service in its own name and timely pay all charges directly to the provider. In the event that any meter serving the Premises is not functioning properly or during the period that such meter is being repaired, Tenant shall be responsible for its pro rata share of utility usage based upon Landlord’s reasonable estimate. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

(b)	From time to time, at Landlord’s option, Landlord may estimate the monthly cost for all utilities that are not being directly metered and billed to Tenant and bill Tenant the estimated amount therefor. All such estimated amounts shall be paid together with Monthly Rent. Landlord shall deliver to Tenant at least annually (or more frequently at Landlord’s election) a statement indicating the actual amount of Tenant’s share of such utilities based upon the actual utility invoiced (as may be applicable). If any reconciliation of utilities reveals that any additional payments are due, Tenant shall pay such deficiency to Landlord within thirty (30) days after invoice therefor. If the reconciliation reveals that Tenant has overpaid utilities for such period, Landlord shall credit such overpayment against Rent hereunder, or if the Term has expired, pay such amount to Tenant within thirty (30) days after the termination of the Lease. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

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8. Insurance; Waivers; Indemnification.

(a)	Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)	Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least thirty (30) days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least thirty (30) days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)	Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and l0(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause except such loss or damage caused by the gross negligence or willful misconduct of Landlord or its Agents.

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(d)	Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liabilities and expenses (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a)	Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls as to replacement only at Landlord’s sole expense; (iii) Building roof and exterior walls as to repair and maintenance (iv) Building Systems; and (v) Common Areas. Costs incurred by Landlord under the foregoing subsections (i) and (ii) will be excluded from Operating Expenses. Costs incurred by Landlord under the foregoing subsections (iii), (iv) and (v) will be included in Operating Expenses, provided that to the extent any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serves the Premises, Landlord may elect either to Maintain the same at Tenant’s sole expense and bill Tenant directly or by notice to Tenant require Tenant to Maintain the same at Tenant’s expense. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)	Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises, including, but not limited to, all lighting, plumbing fixtures, walls, partitions, dock doors, loading areas, floors, doors, windows, fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

10. Compliance.

(a)	Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy and obtain all Permits necessary for Tenant’s use, occupancy and/or business conducted at the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises. Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to Tenant’s specific use and/or Alteration of the Premises. Except for Tenant’s obligations set forth in this Section 10(a), Landlord shall be responsible (at Landlord’s cost for matters not in compliance as of the date of this Lease and subject to reimbursement as an Operating Expense, if applicable, for changes in ADA requirements after the date of this Lease) for compliance with the ADA and any other Laws regarding accessibility to the Premises.

(b)	Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c)	Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed.

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(d)	Tenant acknowledges and agrees that it has received and reviewed a copy of that certain Phase I Environmental Site Assessment dated February 3, 2014 prepared by URS Corporation (the “Environmental Report”). Landlord has no Actual Knowledge of any Hazardous Materials being present at the Property in violation of Environmental Laws, except to the extent set forth in the Environmental Report. Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all material safety data sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost (which cost shall include the Administrative Fee). Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Except to the extent caused by, contributed to or exacerbated by the actions of Tenant or its Agents, Landlord will indemnify, defend and hold Tenant harmless from all losses, damages and expense incurred by Tenant as a result of any Hazardous Materials that are conclusively determined by an independent third party reasonably acceptable to Landlord and Tenant, to have been released or emitted within the Property either (a) prior to Tenant’s access, occupancy or possession of the Premises, or (b) by Landlord or Landlord’s Agents at any time before, during or after the Lease Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. Landlord and Tenant each agree to promptly notify the other of any notice received from any governmental entity concerning Hazardous Materials or the violation of any Environmental Laws relating to the Premises.

11.  Signs. Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

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12. Alterations. Except for non-structural Alterations that (i) do not exceed $5,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, roof, ceiling or walls, and (v) do not require work on the roof within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations that do not require Landlord’s consent, Tenant shall nonetheless provide written notice thereof to Landlord, describing in reasonable detail the nature of the Alteration. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant. Notwithstanding the foregoing to the contrary, other than those improvements set forth on Exhibit “C” attached hereto, Tenant shall not be permitted to make exterior Alterations or material interior Alterations prior to December 31, 2017.

13.  Mechanics’ Liens. Tenant shall pay promptly for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.  Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency or during the existence of an Event of Default, in which case Landlord and its Agents may enter at any time and notice shall not be required) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

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15. Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within thirty (30) days after the date of the casualty, if Landlord anticipates that the restoration will take more than one hundred eighty (180) days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant or Tenant’s Agents) may terminate this Lease effective as of the date of casualty by giving notice to the other within ten (10) days after Landlord’s notice. If a casualty occurs during the last twelve (12) months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least three (3) more years and does so within thirty (30) days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty, except if caused by Tenant or Tenant’s Agents and not covered by Landlord’s insurance proceeds.

16.  Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s and Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion that such rentable square foot area that is untenantable bears to the rentable square footage of the Premises, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, if any, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.  Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.	Assignment and Subletting.

(a)	Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord or an affiliate has comparable space available for lease by the proposed transferee, or (iv) there is an Event of Default or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease only for the original Lease Term as set forth in Section l(c), not for any extended or renewed terms of the Lease unless such extended or renewed term was granted to Tenant or agreed to by Tenant. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)	Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or sublease reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

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(c)	The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease by giving written notice to Tenant, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred. Notwithstanding the foregoing, if Landlord elects to terminate this Lease or amend this Lease to remove the portion of the Premises to be Transferred, Tenant may, within five (5) business days following Landlord’s election, withdraw its request to the Transfer, in which event this Lease shall continue in full force and effect.

(d)	If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19. Subordination; Mortgagee’s Rights.

(a)	Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession and quiet enjoyment of the Premises shall not be disturbed by the Mortgagee so long as there is no Event of Default under this Lease. This clause shall be self-operative, but within ten (10) days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request provided that such instrument contains a commercially reasonable non-disturbance provision in favor of Tenant. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)	No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent that materially impact the Landlord’s rights or remedies under the Lease, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)	The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

(d)	Upon Tenant’s request, Landlord agrees to use commercially reasonable efforts, at no cost to Landlord, to obtain a subordination, non-disturbance and attornment agreement for the benefit of Tenant from any Mortgagee on the standard form of such Mortgagee.

20. Tenant’s Certificate; Financial Information. Within ten (10) days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in a form reasonably requested by Landlord, modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, any prospective Mortgagee and/or any prospective purchaser any reasonably requested financial information.

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21. Surrender.

(a)	On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)	If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at sufferance. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22. Defaults - Remedies.

(a)	It shall be an Event of Default:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is five (5) business days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is fifteen (15) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within fifteen (15) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed thirty (30) days following Landlord’s notice) to cure the default if Tenant begins to cure the default within fifteen (15) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

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(iv)   If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.

(b)	If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with the Administrative Fee) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to re-let the Premises and re-let all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such re-letting. In the event of re-letting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii) To terminate this Lease and the Term and recover from Tenant, in addition to any other remedies permitted at law or in equity (but subject to any limitations on such other remedies expressly set forth herein): (i) the worth, at the time of the award, of the unpaid Rent which had been earned at the time this Lease is terminated; plus (ii) the worth, at the time of the award, of the amount by which the unpaid Rent which would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rents that Tenant proves could be reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. As used in this subsection (iv), “worth at the time of award” shall be computed by discounting such amount at the Discounting Rate. As used herein, the term “Discounting Rate” means the lesser of (i) the “prime rate” or “reference rate” announced from time to time by Bank of America, N.A. (or such reasonable comparable national banking institution as is selected by Landlord in the event Bank of America, N.A. ceases to publish a prime rate or reference rate), plus one percent (1%), or (ii) the maximum rate permitted by Law; and

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(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)	Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive twelve (12) month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(d)	No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)	Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23. Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant to Landlord are true, correct and complete and fairly represent the financial condition of Tenant as of the date hereof and as of the date of such statements.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit and any unapplied portion of Tenant’s prepaid Monthly Rent or other prepaid funds, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default on or before the date that is thirty (30) days after Tenant gives Landlord notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Tenant’s giving of notice, Landlord shall be afforded additional reasonable time to cure the default if Landlord begins to cure the default within thirty (30) days following Tenant’s notice and continues diligently in good faith to completely cure the default. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any indirect owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

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25. Miscellaneous.

(a)	The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)	This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)	Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)	If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.

(e)	This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)	Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

(g)	This Lease shall be construed and enforced in accordance with the laws of the State of California. Each party expressly consents to the personal jurisdiction of either the California courts or the United States District Courts located in the State of California and agrees that any action relating to or arising out of this Lease shall be instituted and prosecuted only in the Municipal or Superior Court of the County in which the Premises is located or the United States Federal District Court for the Northern District of California, except that actions to enforce any judgment or writ of attachment shall be prosecuted through the courts of the state in which the assets subject to such enforcement action are located. Each party waives any right to a change of the aforesaid venue and any and all objections to the jurisdiction of the California courts or the Federal courts over the parties hereto.

(h)	In the event of any suit, action, proceeding, or litigation is instituted to interpret or enforce the provisions of this Lease, or in connection with any arbitration or mediation of any dispute in connection with this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Any notice by Landlord to Tenant regarding a Default hereunder shall be concurrently given to Guarantor. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

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27. Security Deposit. At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within ten (10) days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord. If Tenant complies fully and faithfully with all of the provisions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

28. Option to Purchase. Provided that an Event of Default does not then exist hereunder, Tenant shall have the one-time right to exercise an option (the “Purchase Option”) to purchase the Property by giving written notice (the “Purchase Notice”) to Landlord prior to at any time prior to November 7, 2017. Upon exercise by Tenant of its Purchase Option in accordance with the terms and conditions of this Section, Landlord shall agree to sell and Tenant shall agree to purchase the Property upon the following terms and conditions:

(a)	The purchase price (the “Purchase Price”) for the Property shall be $20,287,500.00.

(b)	In addition to the Purchase Price, the terms for the sale of the Property by Landlord to Tenant shall be in accordance with the form of Agreement of Sale attached hereto as Exhibit “D” (the “Contract”). Tenant shall execute and deliver the Contract to Landlord concurrently with the Purchase Notice and Landlord shall execute the Contract within five (5) business days after Landlord’s receipt of the Purchase Notice and Contract.

(c)	The Security Deposit shall be converted to the “Earnest Money Deposit” (as defined in the Contract (defined below). If the Earnest Money Deposit is distributed to Landlord, as seller under the Contract, as a result of a default by Tenant, as purchaser under the Contract, Tenant shall within ten (10) days after demand, pay Landlord $200,000.00 in order to replenish the Security Deposit under this Lease.

(d)	The closing of the purchase of the Property under the Contract must occur on or before December 29, 2017.

(e)	Notwithstanding anything to the contrary set forth herein, the Purchase Option is personal to Tenant and is not assignable.

(f)	In the event Tenant does not exercise the Purchase Option, or Tenant exercises the Purchase Option but the Contract is terminated for any reason, this Lease shall continue in full force except that this Section 28 shall be void and of no further effect.

(g)	Any sale of the Property by Landlord prior to Tenant’s exercise of the Purchase Option shall be subject to the terms of this Lease and Tenant’s Purchase Option.

29. Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant’s Broker, and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Tenant agrees to indemnify, defend and hold Landlord and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any claims made by any broker, agent or other intermediary other than Tenant’s Broker, with respect to a claim for any broker’s commission or fee or similar compensation brought by any person in connection with this Lease, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Tenant’s Broker pursuant to a separate, written agreement between Landlord and Tenant’s Broker.

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30. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (“CASp”). Notwithstanding the foregoing, Landlord hereby represents and warrants that as of the date hereof, to its actual knowledge, the Building, restrooms and Common Areas are in compliance with the ADA and other applicable building codes.

In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection at this time. Tenant shall have the right to request for and obtain a CASp inspection, from time to time during the Term. Any CASp inspection requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, in a professional manner by a CASp reasonably designated by Landlord and reasonably acceptable to Tenant and without any testing that would damage the Premises, Building or Land in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith. Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; and Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection. If such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building located outside the Premises that are Landlord’s obligation to repair as set forth in this Lease, then Landlord, at its sole cost and expense, shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

EXETER 400 D’ARCY (2014), LLC,
a Delaware limited liability company

	By:	Exeter Operating Partnership III, L.P.,
a Delaware limited partnership,
its sole member

	By:	Exeter Operating Partnership III GP LLC,
a Delaware limited liability company,
its general partner

	By:	Exeter Industrial REIT III LLC,
a Delaware limited liability company,
its sole member

Date signed:	By:	/s/ Timothy J. Weber
03/08/2017	Name:	Timothy J. Weber
	Title:	Vice President

Tenant:

SIMWON AMERICA CORP.,
a California corporation

Date signed:	By:	/s/ Yong Joon Bae
02/23/2017	Name:	Yong Joon Bae
	Title:	President

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RIDER

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Administrative Fee” means fifteen percent (15%) of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party mean such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of one and one-half percent (1.50%) per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities serving the Common Areas and any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators; (iv) the cost of trash collection, (v) snow removal, and grounds-keeping and landscaping of the Common Areas; (vi) the costs and charges of any easements and campus associations of which the Property is a part; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (viii) the annual amortization (over their estimated economic useful life) of the costs (including reasonable financing charges) of capital improvements or replacements (collectively, “Capital Improvements”) (a) required by any Laws not in effect as of the Commencement Date, (b) made for the purpose of reducing Operating Expenses, (c) made for the purpose of enhancing the safety of tenants in the Building, or (d) in connection with the replacement of Building Systems pursuant to Section 9(a), and (ix) a management fee. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) Capital Improvements, except to the extent permitted above, or (v) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Permits” means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.

“Permitted Activities” has the meaning set forth in Section 10(d) of this Lease.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Purchase Option” has the meaning set forth in Section 28 of this Lease.

“Purchase Notice” has the meaning set forth in Section 28 of this Lease.

“Purchase Price” has the meaning set forth in Section 28(a) of this Lease.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Statement” has the meaning set forth in Section 6 of this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Broker” means Lee & Associates - Central Valley, Inc. and CBRE, Inc.

“Tenant Improvements” has the meaning set forth in Section 2 of this Lease.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

EXHIBIT “A”

PLAN SHOWING PREMISES

EXHIBIT “B”

BUILDING RULES

1. Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written consent.

4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.

6. Tenant shall not change any locks nor place additional locks upon any doors.

7. Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10. The use of rooms as sleeping quarters is strictly prohibited at all times.

11. Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only Tenant’s Share of the parking spaces at the Property as reasonably determined by Landlord. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas. Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant may use and park trucks, containers, and trailers, including in the parking overnight, as reasonably required for the use specified in Section 1 of the Lease without Landlord’s approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. All vehicles shall follow Landlord’s designated points of entrance and exit and turn-arounds and circulation routes for the Property.

12. If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building nor at the Building entrances and exits.

13. If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked. Tenant shall screen, at Tenant’s sole cost and expense, the dumpster area at Landlord’s request.

14. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15. Tenant shall comply with any move-in/move-out rules provided by Landlord.

16. Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

EXHIBIT “C”

TENANT IMPROVEMENTS

EXHIBIT “D”

CONTRACT

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made and entered into this _____day of ______,2017 (“Effective Date”), by and between EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and SIMWON AMERICA CORP., a California corporation (hereinafter referred to as “Purchaser”).

BACKGROUND

A.   Seller is the owner in fee of a certain parcel of land located at 400 D’Arcy Parkway, Lathrop, California, upon which is constructed the Improvements (as hereinafter defined).

B. Seller desires and hereby agrees to sell, and Purchaser desires and hereby agrees to acquire Seller’s interest in the Property (as hereinafter defined), subject to and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1: DEFINITIONS OF CERTAIN TERMS

For purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

Closing. The Closing and consummation of the purchase and sale of the Property as contemplated by this Agreement.

Closing Date (or Date of Closing). Ten (10) days following expiration of the Due Diligence Period or such earlier date on which Seller and Purchaser shall agree in writing, provided, however, in the event that the Closing Date would fall on a Saturday, Sunday, Monday or a legal holiday in the State of California, the Closing Date shall be extended to the next business day which is not a Monday.

Due Diligence Period. The period commencing on the Effective Date and ending thirty (30) days thereafter.

Earnest Money Deposit. The cash deposit(s) delivered by Purchaser pursuant to Section 3.1 below together with any and all interest earned thereon.

Environmental Laws. All statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct on or concerning Hazardous Substances (as defined below), public health and safety or the environment now or existing or hereafter enacted or effective.

Escrow Agent. Land Services USA, Inc., 602 E. Baltimore Pike, Suite 100, Media, PA 19063, Fax: 610-566-5775, Attention: Andrea B. Connors, aconnors@landservicesusa.com.

Hazardous Substances. All hazardous waste, hazardous substances, hazardous constituents, hazardous materials, hazardous chemicals, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all Environmental Laws including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., or (vii) any so-called “superfund” or “superlien” law.

Improvements. A warehouse building and any other structures, buildings or other physical improvements located on the Real Property.

Lease. Lease Agreement dated _______________, 2017, executed by and between Seller, as landlord, and Purchaser, as tenant.

Legal Requirements. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directions and requirements of all federal, state and local governmental authorities, officials, agencies and subdivisions of each thereof having jurisdiction which now or at any time prior to Closing may be applicable to the Property or other use or operation thereof.

Operating Agreements. The security, maintenance, pest control, trash removal, equipment leases, utility agreements, and any other such service agreements (and any amendments, modifications or supplements thereto) with respect to or affecting the Property or any portion thereof, a list of which Operating Agreements is attached hereto as Schedule 1.

Permits. All permits, certificates of occupancy, consents, notices of completion, environmental and utility permits and approvals, authorizations, variances, waivers, licenses, certificates and approvals from any governmental or quasi-governmental authority issued or granted with respect to the Property.

Personal Property. All of the tangible personal property, including, without limitation, fixed and movable fixtures, together with all component and replacement parts, owned by Seller and situated on the Real Property or otherwise used in connection with the Real Property and used by Seller in connection with the management, operating, maintenance or repair of the Real Property or the Improvements, along with any general intangibles, if and to the extent assignable by Seller to Purchaser and made a part hereof. Personal Property shall not include (1) any items of personal property owned by tenants of the Property; (2) any items of personal property in Seller’s property management office, if any, located on the Real Property; (3) any items of personal property owned by third parties and leased to Seller; and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property, if any.

Plans and Specifications. Plans and specifications relating to the Property, if any.

Property. The Real Property, Improvements, Permits, Plans and Specifications, Personal Property and Warranties.

Purchaser Representatives. Any person, entity or organization acting on Purchaser’s behalf, including, but not limited to, Purchaser’s shareholders, directors, officers, employees, affiliates, investors, lenders, accountants, contractors, brokers, attorneys, agents or other representatives.

Real Property. The tracts or parcels of land being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference and appurtenant easements thereto, together with all of Seller’s right, title and interest in and to all easements, rights of way, strips and gores of land, tenements, hereditaments and appurtenances, reversions, remainders, privileges, licenses and other rights and benefits belonging to, running with or in any way relating thereto; together with all right, title and interest of Seller in and to any land lying in the bed of any street, road or highway, open or proposed, in front of, abutting or adjoining the Real Property.

Seller-Related Party. All affiliates, members, partners, shareholders, directors, officers, employees, representatives, agents, or consultants of Seller.

Tenant. Purchaser, as tenant under the Lease.

Title Company. Land Services USA, Inc. as agent for First American Title Insurance Company, 602 E. Baltimore Pike, Suite 100, Media, PA 19063, Fax: 610-566-5775, Attention: Andrea B. Connors, aconnors@landservicesusa.com.

Warranties. Any existing guarantees, warranties, and indemnities relating to the construction, operation and/or use of the Real Property and in effect at the time of Closing, to the extent assignable.

SECTION 2: PURCHASE AND SALE

Purchaser shall purchase the Property from Seller, and Seller shall sell, convey, transfer and assign the Property to Purchaser, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 3: PURCHASE PRICE AND DEPOSIT

The purchase price for the Property shall be Twenty Million Two Hundred Eighty-seven Thousand Five Hundred and 00/100 Dollars ($20,287,500.00) (herein referred to as the “Purchase Price”). The Purchase Price shall be paid, subject to the adjustments and prorations as herein provided as follows:

3.1 The security deposit under the Lease in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) shall be deemed the “Earnest Money Deposit” hereunder. Seller, as landlord under the Lease, shall continue to hold the Earnest Money Deposit pursuant to the terms of this Agreement; and

3.2 The balance of the Purchase Price by Title Company check or wire on the Closing Date.

SECTION 4: TITLE

4.1 Examination of Title. Within two (2) business days after the Effective Date, Seller shall order, and promptly following receipt provide Purchaser a title commitment (“Title Commitment”) concerning the Property issued by Title Company. At least ten (10) days prior to the expiration of the Due Diligence Period (“Title Objection Period”), Purchaser shall provide Seller with written notice of any exceptions or matters of title of which it disapproves (“Purchaser’s Objections”). Purchaser shall be deemed to have approved the condition of title unless it has delivered to Seller written notice of Purchaser’s Objections prior to the expiration of the Title Objection Period. If Purchaser has timely notified Seller of Purchaser’s Objections, then Seller may notify Purchaser in writing within five (5) business days after receipt of Purchaser’s Objections whether Seller will cure such matter(s), in which event this condition shall be deemed satisfied as to such matter(s) and Seller shall be obligated to remove or cure such matter on or before the Closing, or Seller shall notify Purchaser that Seller shall not cure such Purchaser’s Objection. If no election is made by Seller, Seller shall be deemed to have elected not to remove or cure such Purchaser’s Objections. If Seller notifies Purchaser that it will not cure the Purchaser’s Objections, or such is deemed to be the case, then, prior to the expiration of the Due Diligence Period, Purchaser may elect to: (i) waive in writing the Purchaser’s Objections and proceed to Closing, or (ii) to terminate this Agreement by providing written notice of such termination to Seller and upon such termination the Earnest Money Deposit shall be retained by Seller and deemed to remain the security deposit under the Lease. The exceptions to title approved by Purchaser, or to which Purchaser does not object to in writing to Seller within the Title Objection Period, shall be considered “Permitted Exceptions”.

4.2 Notwithstanding Section 4.1 to the contrary, Purchaser shall accept title to the Property subject to the following: (i) all Legal Requirements; (ii) such state of facts that an accurate current survey and physical inspection of the Property would reveal, including, without limitation, all existing easements and encroachments, if any; (iii) all current real estate taxes, assessments and other sums assessed against the Property and not yet due and payable as of the Closing, subject to prorations for the current year; (iv) all public improvement bonds, obligations, conditions and assessments affecting the Property; and (v) all Permitted Exceptions;.

4.3 Notwithstanding any provision of Sections 4.1 and 4.2 to the contrary, Seller shall be obligated to remove at or prior to Closing any mortgage or other monetary liens (including mechanics’ liens, tax liens, and judgment liens) created by Seller.

SECTION 5: PURCHASER’S DUE DILIGENCE AND INSPECTION RIGHTS

5.1 Documents to be Delivered by Seller. To the extent in Seller’s possession or reasonable control, Seller shall deliver or otherwise make available to Purchaser through digital dropbox or other electronic means (the cost of which digital distribution shall be Seller’s responsibility), no later than three (3) business days after the Effective Date, each of the following items (the “Submission Items”) that relate to the Property or any portion thereof:

5.1.1 Copies of title commitment(s), ALTA surveys, soil reports, plats or maps of the Real Property;

5.1.2 Copies of Plans and Specifications, if any;

5.1.3 Copies of any Warranties, if any;

5.1.4 Seller’s most recent environmental report with respect to the Property (“Environmental Report”);

5.1.5 Copies of all Permits, if any;

5.1.6 Copies of the Operating Agreements; and

5.1.7 As relates to the Property, real estate tax bills for tax years 2015 and 2016.

5.2 Inspection of Property and Submission Items. During the Due Diligence Period, Purchaser shall be provided with physical access to the Property at reasonable times and upon reasonable notice to conduct, at Purchaser’s sole cost and expense, the physical inspections and environmental assessments of the Property which Purchaser deems reasonably necessary, provided that Purchaser shall in no event conduct any “Phase II” environmental testing or soil or water sampling or other invasive-type testing without Seller’s prior consent, which Seller may withhold in Seller’s sole and absolute discretion (collectively, the “Physical Inspections”).

5.2.1 In exercising its rights to enter upon the Property, Purchaser shall permit a representative of Seller to accompany Purchaser or Purchaser Representatives. Purchaser shall restore the Property to its condition existing immediately prior to the Physical Inspections, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any Physical Inspections, whether occasioned by the acts of Purchaser or Purchaser Representatives.

5.2.2 Purchaser agrees to indemnify, defend and hold harmless Seller and Seller-Related Party (collectively, “Seller Indemnities”) against and in respect of, any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable legal, accounting, consulting, engineering and other expenses) (“Losses”), which may be imposed upon, incurred by or assessed against any of the Seller Indemnitees arising out of, in connection with, or relating to the Physical Inspections, including, without limitation, claims of injury to persons or damage to property and any and all Losses resulting or arising from Purchaser’s activities at the Property, including, inter alia, any arising from the aggravation or exacerbation of pre-existing contamination or conditions which are either disclosed to or otherwise know to or reasonably discernable by Purchaser. The obligations of Purchaser pursuant to this Section 5 shall survive the Closing or the earlier termination of this Agreement.

5.2.3 Prior to any entry by any of the Purchaser Representatives to conduct any inspections of the Property, Purchaser or such agent, professional or contractor shall maintain or cause to be maintained, at Purchaser’s or such other party’s expense, the insurance required under the Lease insuring Purchaser, Seller, and Seller’s affiliates, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser Representatives’ entry upon the Property, (ii) any entry or inspection activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser Representatives, and Seller shall be provided with a copy of certificates of insurance showing that the applicable Purchaser Representative maintains the insurance required hereunder prior to the first entry on the Property by such Purchaser Representative.

5.3 Termination Right. The parties expressly acknowledge and agree that Purchaser has the right, for any or no reason, at any time on or before the expiration of the Due Diligence Period to terminate this Agreement by written notice to Seller, and upon such termination, the Earnest Money Deposit shall be retained by Seller and deemed to remain the security deposit under the Lease whereupon there shall be no further rights, obligations or liabilities between the parties under this Agreement, except for those rights, obligations or liabilities that expressly survive the termination of this Agreement (“Surviving Obligations”) and that are conferred under the Lease. Notwithstanding anything to the contrary contained herein and in the Lease, Purchaser’s election to terminate this Agreement as set forth in this Section 5.3. does not grant any party a right to terminate the Lease, and upon such termination of this Agreement, the Lease shall continue to remain in full force and effect. In the event that this Agreement is terminated, Purchaser shall deliver to Seller, at no cost or expense to Seller, within five (5) days after such termination, the Submission Items, and copies of all plans, reports, studies, analyses, approvals and permits relating to the Property, which have been generated by Purchaser, Purchaser Representatives or that are in Purchaser’s possession.

SECTION 6: SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Seller represents, warrants and covenants to Purchaser, on and as of the Effective Date and as of the Closing as follows:

6.1.1 Organization, Power and Authority. Seller is duly organized and in good standing under the laws of the State of Delaware and qualified to conduct business in the State of California and has the full power and right to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Seller has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Seller to this Agreement.

6.1.2 No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement, instrument, judgment, order, or injunction to which Seller is a party or which affects the Property.

6.1.3 No Bankruptcy. Neither Seller nor its members are a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights to the extent that such laws may be applicable to Seller or any of its members.

6.1.4 Litigation. Seller has received no written notice and to Seller’s actual knowledge there are no actions, suits, litigation, disputes, or proceedings pending or, threatened against Seller with respect to the Property or otherwise materially affecting any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

6.1.5   Personal Property. To Seller’s actual knowledge, there is no tangible personal property at the Property.

6.1.6   Condemnation. To Seller’s actual knowledge, Seller has not received notice of any pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof.

6.1.7 Operating Agreements. The Operating Agreements listed on Schedule I are all of the Operating Agreements for the Property. Purchaser shall determine during the Due Diligence Period whether Purchaser desires to assume the Operating Agreements (or any one of them). Purchaser shall provide written notice of such election to Seller prior to the expiration of the Due Diligence Period. Upon such notice of assumption by Purchaser, Seller shall, at Closing, assign to Purchaser all of Seller’s rights and remedies under the Operating Agreements, to the extent assignable. Except with respect to such Operating Agreements that Purchaser elects to assume, Seller shall cause all (or such other) Operating Agreements to be terminated as of Closing.

6.1.8   Leases. There are no leases at the Real Property other than the Lease between the parties. At Closing, there will not exist on behalf of Seller any exclusive or continuing leasing or brokerage agreements as to the Real Property.

6.1.9   Environmental. Except as may be set forth in the Environmental Reports, Seller has received no written notice, warning, notice of violation, or complaint that Seller is in violation of any Environmental Laws.

6.1.10 Foreign Person. Seller is not a “foreign person” as defined by the Internal Revenue Code, Section 1445.

6.1.11 Management Agreement. On the Closing Date, there will be no contract or agreement in effect for the management of the Real Property or any part thereof.

6.2 Seller’s Knowledge. The foregoing representations, warranties and covenants of Seller shall survive Closing for a period of six (6) months. For purposes of this Section 6, the phrase “Seller’s actual knowledge” or words of similar connotation means the actual, and not constructive knowledge of, Jason Borrelli, Vice President of Asset and Property Management, without investigation or inquiry as to any matter or condition. Seller represents that the foregoing individual has knowledge of the matters pertaining to the foregoing representations and warranties of Seller. Purchaser acknowledges that the foregoing individual is named solely for the purpose of defining and narrowing the scope of knowledge of Seller and not for the purpose of imposing any liability or creating any duties running from such individual to Purchaser. Purchaser covenants that it will bring no action of any kind against the individual related to or arising out of the representations and warranties of Seller in this Agreement or the Closing Documents, except in the event that such individual had committed fraud in connection with the representations and warranties of Seller.

6.3 Limitations on Seller’s Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PURCHASER HEREBY ACKNOWLEDGES AND AGREES TO THE EXTENT THAT EACH AND ALL OF THE REPRESENTATIONS AND WARRANTIES OF SELLER HEREIN SHALL BE SUBJECT TO EXCEPTION FOR ANY MATTER OR INFORMATION CONTAINED IN ANY SUBMISSION ITEM OR ANY DOCUMENT OR INSTRUMENT DELIVERED TO PURCHASER BY SELLER PURSUANT TO THIS AGREEMENT OR OTHERWISE. Furthermore, and notwithstanding anything to the contrary contained herein, Purchaser shall have no claim against Seller with respect to any untrue, inaccurate or incorrect representation or warranty expressly provided herein unless the damages suffered by Purchaser on account of the same exceeds Fifty Thousand Dollars ($50,000.00), in which case Purchaser shall be entitled to file a claim for all actual damages suffered by Purchaser including the said Fifty Thousand Dollars ($50,000.00) threshold amount. In addition, if the Closing shall have occurred (and if Purchaser shall not have otherwise waived, relinquished or released any applicable rights in further limitation), then the aggregate liability of Seller arising pursuant to or in connection with any or all of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or under any document executed and delivered in connection with this Agreement) shall not exceed Four Hundred Thousand Dollars ($400,000.00). No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets and equity for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in Seller or in any entity owning an interest, directly or indirectly, in Seller to restore a negative capital account or to contribute capital to Seller (or to restore a negative capital account or to contribute capital to any entity owning an interest, directly or indirectly, in Seller), shall at any time be deemed to be the property or an asset of Seller or of any such other partner or member (and neither Purchaser nor any of Purchaser’s successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or such party’s obligations to restore or contribute). This Section 6.3 shall survive the Closing.

Notwithstanding anything contained in this Agreement to the contrary, if, prior to Closing, Purchaser obtains actual knowledge that any representation or warranty or any other information delivered by Seller to Purchaser in respect to the Property is inaccurate, incomplete or incorrect in any manner or respect, or that Seller shall have violated any of its covenants and/or agreements contained in this Agreement, but Purchaser nevertheless closes the transactions contemplated by this Agreement, or if Purchaser shall waive any condition to Closing set forth in this Agreement, then Purchaser shall be deemed to have fully, irrevocably and unconditionally waived any and all recourse, rights, remedies, actions, causes of action, claims, suits, damages, liabilities and other matters against Seller under this Agreement, at law and in equity with respect or relating to, and to have fully and unconditionally released Seller from any and all loss, damage, injury, liability, cost or expense suffered or incurred by Purchaser or any Purchaser Representatives due to, on account of, caused by or arising out of, any such inaccurate, incomplete or incorrect representation, warranty or information, the violation of such covenant or agreement, and/or such unsatisfied condition to Closing.

6.4 Changed Circumstance. In the event that any representation or warranty of Seller needs to be modified due to changes or information that comes into the possession or control of Seller since the Effective Date, Seller shall promptly notify Purchaser thereof and deliver to Purchaser a certificate (“Certificate”) executed by Seller, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change (“Changed Circumstance”). In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty which results from any Changed Circumstance. In the event that the Changed Circumstance materially adversely affects (a) the value of the Property or (b) Purchaser’s proposed use and operation of the Property, then the Purchaser may, as its sole and exclusive remedy, terminate this Agreement by written notice to Seller within five (5) days after receipt of the Certificate, in which event the Earnest Money Deposit shall be retained by Seller and deemed to remain the security deposit under the Lease and neither party shall have any further obligations hereunder other than the Surviving Obligations. In the event that Purchaser fails to provide written notice to Seller terminating this Agreement within such five (5) day period, or the Changed Circumstance does not result in a material adverse effect to the value of the Property or Purchaser’s proposed use and operation of the Property, then the representations and warranties of Seller as set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate and Purchaser shall have no further right to terminate the Agreement under this Section 6.4.

SECTION 7: PURCHASER’S REPRESENTATIONS AND WARRANTIES

7.1 Purchaser represents, warrants and covenants to Seller, on and as of the Effective Date as follows:

7.1.1 Authority. Purchaser is duly incorporated and in good standing under the laws of the State of California and has the full power and right to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement.

7.1.2 No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement, instrument, judgment, order or injunction to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets is bound.

7.1.3 No Financing Contingency. The consummation of the transaction contemplated by this Agreement is not subject to any financing contingency whatsoever and Purchaser has or will have sufficient funds to consummate the transaction contemplated hereby.

7.1.4 OFAC Compliance. Purchaser, and all beneficial owners of Purchaser, are in compliance with, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation and orders are collectively called the “Orders”); and neither Purchaser, nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

SECTION 8: NO REPRESENTATIONS OR WARRANTIES BY SELLER, ACCEPTANCE OF PROPERTY, RELEASE

8.1 Disclaimer. Except as expressly set forth in this Agreement and in the documents delivered by Seller at the Closing pursuant to this Agreement (“Closing Documents”), including the representations and warranties as set forth in Section 6, Purchaser acknowledges and agrees that (i) Seller has not made and does not make any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property or the transactions contemplated by this Agreement including, without limitation, any representation or warranty concerning title to the Property, the physical condition of the Property (including the condition of the soil), the environmental condition of the Property (including the presence or absence of Hazardous Substances on or affecting the Property), the compliance of the Property with Legal Requirements, the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, right or claims on, affecting or pertaining to the Property or any part thereof. Purchaser acknowledges that Purchaser has examined, reviewed and inspected all matters which in Purchaser’s judgment bear upon the Property and its value and suitability for Purchaser’s purposes. Except as to the representations, warranties, agreements and other matters specifically set forth in this Agreement, (a) Purchaser will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Title Commitment, and (b) without limiting the foregoing, Purchaser waives any right it otherwise may have at law or in equity, including, without limitation, the right to seek damages from Seller in connection with the environmental condition of the Property, including any right of contribution under the Comprehensive Environmental Response Compensation and Liability Act, and (ii) the sale of the Property as provided for herein is made on an “AS IS/WHERE IS,” “WITH ALL FAULTS” condition and basis.

8.2 EFFECTIVE AS OF THE CLOSING AND EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER-RELATED PARTY FROM ALL CLAIMS WHICH PURCHASER OR PURCHASER REPRESENTATIVES HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS OR STATUTORY CLAIMS RELATING THERETO, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER-RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. EXCEPT FOR CLAIMS AS A RESULT OF SELLER’S FRAUD HEREUNDER, THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF PURCHASER’S SELECTION AND PURCHASER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH PURCHASER’S COUNSEL.

8.3 PURCHASER FURTHER ACKNOWLEDGES THAT THE SUBMISSION ITEMS AND ANY INFORMATION INCLUDING, WITHOUT LIMITATION, ANY ENGINEERING REPORTS, ARCHITECTURAL REPORTS, FEASIBILITY REPORTS, MARKETING REPORTS, SOILS REPORTS, ENVIRONMENTAL REPORTS, ANALYSES OR DATA OR OTHER SIMILAR REPORTS, ANALYSES, DATA OR INFORMATION OF WHATEVER TYPE OR KIND, IF ANY, WHICH PURCHASER HAS RECEIVED OR MAY HEREAFTER RECEIVE FROM SELLER OR SELLER-RELATED PARTY WERE AND ARE FURNISHED WITHOUT WARRANTY OF ANY KIND AND ON THE EXPRESS CONDITION THAT PURCHASER HAS MADE ITS OWN INDEPENDENT VERIFICATION OF THE ACCURACY, RELIABILITY AND COMPLETENESS OF SUCH INFORMATION AND THAT PURCHASER WILL NOT RELY THEREON. ACCORDINGLY, PURCHASER AGREES THAT UNDER NO CIRCUMSTANCES WILL IT MAKE ANY CLAIM AGAINST, BRING ANY ACTION, CAUSE OF ACTION OR PROCEEDING AGAINST, OR ASSERT ANY LIABILITY UPON, SELLER OR SELLER-RELATED PARTY AS A RESULT OF THE INACCURACY, UNRELIABILITY OR INCOMPLETENESS OF, OR ANY DEFECT OR MISTAKE IN, ANY OF THE SUBMISSION ITEMS (INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF SELLER IN CONNECTION WITH THE PREPARATION OR FURNISHING OF ANY OF THE SUBMISSION ITEMS), AND PURCHASER HEREBY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES SELLER AND EACH SELLER-RELATED PARTY OF AND FROM, ANY SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, PROCEEDINGS OR LIABILITY, WHETHER KNOWN OR UNKNOWN, ARISING FROM THE INACCURACY, UNRELIABILITY OR INCOMPLETENESS OF, OR ANY DEFECT, OR MISTAKE IN ANY OF THE SUBMISSION ITEMS.

8.4 The provision of this Section 8 shall survive Closing.

SECTION 9: OPERATIONS PENDING CLOSING

From and after the Effective Date, through and including the Closing Date, Seller agrees as follows:

9.1 Management Prior to Closing. (a) Seller shall maintain, manage and operate the Property in the customary course of business; and (b) Seller shall not make any material changes to or alterations of the Real Property without Purchaser’s prior written consent.

9.2 Notices of Violation. Seller shall, immediately upon Seller’s obtaining knowledge thereof, provide Purchaser with any written notices received from any governmental or quasi-governmental authorities concerning any violations of any Legal Requirements of the Property.

9.3 Leasing. From and after the Effective Date, Seller shall not lease or rent space or enter into any lease or agreements for occupancy of the Real Property, the Improvements or any portion thereof or otherwise create any rights of occupancy or possession in the Real Property or the Improvements prior to Closing or the termination of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

9.4 Operating Agreements. Seller shall not enter into any new Operating Agreements that cannot be terminated as of Closing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 10: CLOSING

Subject to satisfaction of all conditions to Closing, the Closing shall be held during regular business hours on the Closing Date. The Closing shall be held through the mail at the offices of the Title Company acting as the Escrow Agent.

10.1 Delivery; Possession. At Closing, Seller shall deliver to Purchaser the items required of Seller under this Agreement, and Purchaser shall deliver to Seller the balance of the Purchase Price, after crediting Purchaser with the Earnest Money Deposit (and making other adjustments and prorations as provided herein) and the other items required of Purchaser under this Agreement.

10.2 Closing Costs.

10.2.1 Seller’s Costs. Seller shall pay: (i) all state and county realty transfer taxes; (ii) one-half (1/2) of the cost of a CLTA title insurance policy in the amount of the Purchase Price (excluding extended coverage, the increased premium of an ALTA title insurance policy, and any endorsements); (iii) the cost of recording the Deed; (iv) one-half (1/2) of the fees of the Escrow Agent; (v) the cost of the Natural Hazard Disclosure Statement for the Real Property; (vi) the cost associated with removing or releasing any mortgage or other monetary liens created by Seller as set forth in Section 4.3; and (vii) the fees and expenses of Seller’s attorneys.

10.2.2 Purchaser’s Costs. Purchaser shall pay: (i) one-half (1/2) of the cost of a CLTA title insurance policy in the amount of the Purchase Price; (ii) any cost of extended coverage, the increased premium of an ALTA title insurance policy, and any endorsements to the title policy; (iii) any costs incurred by Purchaser in preparing and performing its due diligence investigations, (iv) the fees and expenses of Purchaser’s attorneys, (v) the cost of any updated survey; (vi) one-half (1/2) of the fees of the Escrow Agent; and (vii) recording charges due in connection with any mortgages or other financing documents.

10.2.3 Other Costs. Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in Joaquin County, California.

SECTION 11: PRORATIONS AND CREDITS AT CLOSING

All prorations provided to be made “as of the Closing Date” shall each be made as of 11:59 P.M. local time on the date immediately preceding the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser, or charged to Purchaser, as applicable, at Closing or, in the case of allocations made after Closing, upon receipt of such payments or invoice as of the Closing Date. The following items shall, as applicable, be prorated between Purchaser and Seller or credited to Purchaser or Seller:

11.1 Property Taxes and Assessments.

11.1.1 Prorations. All water and sewer fees, charges or rentals and ad valorem or general property taxes with respect to the Real Property and Improvements shall be prorated and apportioned on a per diem basis as of the Closing Date based upon the taxes payable during the calendar year of Closing.

11.1.2 Special Assessments. Special assessment liens shall be paid by Purchaser. Any bonds, escrows and/or deposits delivered by Seller to any governmental authority for any reason whatsoever in connection with the Property or to any utility provider shall be due Seller and on or before Closing, shall be returned to Seller and replaced by Purchaser at Closing (or as required, credited to Seller, if such amounts cannot be returned to Seller).

11.2 Lease Payments. At Closing, Purchaser shall pay to Seller any outstanding sums due and payable under the Lease by Purchaser as tenant to Seller as landlord and Seller shall return to Purchaser any prepaid, but not yet incurred rents and other sums, subject to the terms of the Lease.

11.3 Utility Expenses and Payments. Purchaser shall establish in its name accounts for all utilities servicing the Property and shall be responsible for all billings thereon.

11.4 Operating Agreement Payments. All payments due or made under any Operating Agreement which Purchaser has elected to assume shall be prorated on a per diem basis as of the Closing Date.

11.5 Tax Protests. Seller shall own and hold all right, title and interest in and to and shall control, all tax proceedings and appeals with respect to taxes assessed against the Property for all tax years prior to and including the tax year of the Closing (“Prior Taxes”). Seller may commence and/or continue the prosecution of any tax certiorari proceedings or tax protest proceedings with respect to the Prior Taxes and take such related actions which Seller reasonably deems appropriate in connection therewith. With respect to any portion of any recovery for the period of ownership of Purchaser in the tax year of the Closing, Seller shall promptly pay to Purchaser the pro rata share of any amount due Purchaser after deduction from the total amount received all costs and expenses incurred by Seller in connection with obtaining such refund plus an administrative fee equal to ten percent (10%) of the total amount recovered.

11.6 Other Matters. Seller and Purchaser shall make such other adjustments and apportionments as are expressly set forth in this Agreement.

11.7 Survival. The provisions of this Section 11 shall survive the Closing. In the event final figures have not been reached on any of the adjustments, prorations or costs which are to be adjusted at or prior to Closing pursuant to this Section 11, the parties shall close using adjustments and prorations reasonably estimated by Seller and Purchaser, subject to later readjustment when such final figures have been obtained. If more current information is not available, estimates shall be based upon the prior operating history of the Property, as shown on the most recent bills or payments available. The parties hereto agree that they shall seek to determine the amounts of all prorations and adjustments required hereunder on or before the Closing Date, if possible, and to the extent not then obtainable, as soon as practicable thereafter.

SECTION 12: CONVEYANCES AND DELIVERIES

12.1 Seller’s Obligations at Closing. On and effective as of the Closing Date, Seller will deliver to Purchaser with respect to the Property, the following, executed, acknowledged and in recordable form, as appropriate:

12.1.1 Deed. At Closing, Seller shall deliver a grant deed (the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit “C” attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

12.1.2 Bill of Sale. At Closing, Seller shall also convey the Personal Property to Purchaser by a duly executed Bill of Sale, in substantially the same form as set forth in Exhibit “D” attached hereto;

12.1.3 Termination of Lease. At Closing, if requested by Purchaser, Seller shall deliver a termination of the existing Lease between Seller and Purchaser.

12.1.4 Assignment of Interests. At Closing, Seller shall assign to Purchaser, all of Seller’s interest in the Permits, Plans and Specifications, Warranties and Operating Agreements (that Purchaser has elected to assume), duly executed by Seller in substantially the same form as set forth in Exhibit “E” attached hereto;

12.1.5 Section 1445 Certificate. At Closing, Seller shall execute and deliver to Purchaser (i) a certificate stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder, (ii) an IRS Form 1099 with respect to this transaction, and (iii) such other documents or instruments as may be required by the Internal Revenue Code (or regulations promulgated pursuant thereto);

12.1.6 California Form 593 C. At Closing, Seller shall execute and deliver to Purchaser California Form 593-C.

12.1.7 Physical Possession. At Closing, Seller shall deliver keys and physical, exclusive possession of the Property to Purchaser;

12.1.8 Settlement Statement. At Closing, Seller shall deliver a settlement statement mutually agreeable to the parties; and

12.1.9 Other Documents. At Closing, Seller shall deliver any other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or reasonably required to carry out the purpose and intent of this Agreement.

12.2 Purchaser’s Obligations at the Closing. On and effective on the Closing Date, Purchaser shall deliver to Seller the following:

12.2.1 Authorizing and Organizational Documents. At Closing, Purchaser shall deliver such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and any documents to be executed by Purchaser at the Closing;

12.2.2 Settlement Statement. At Closing, Purchaser shall deliver a settlement statement mutually agreeable to the parties; and

12.2.3 Acknowledgement of Natural Hazard Disclosure Statement. At Closing, Purchaser shall deliver an Acknowledgement of Natural Hazard Disclosure Statement pursuant to Section 18.15 below.

12.2.4 Other Documents. At Closing, Purchaser shall deliver any other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or reasonably required to carry out the purpose and intent of this Agreement.

12.3 Conditions Precedent.

12.3.1 Purchaser’s obligations hereunder are subject to the condition that all of Seller’s representations, warranties and covenants set forth in Section 6 shall be true and correct in all material respects as of the Closing, subject in each case to (a) any Changed Circumstances; (b) matters disclosed in the Submission Items; and (c) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and Seller shall have performed, observed and complied in all material respects with all covenants and agreements required to be performed by Seller at or prior to the Closing.

12.3.2 Seller’s obligations hereunder are subject to the condition that all of Purchaser’s representations, warranties and covenants set forth in Section 7 shall be true and correct in all material respects as of the Closing; Purchaser shall have performed, observed and complied in all material respects with all covenants and agreements required to be performed by Purchaser at or prior to the Closing and Seller shall have received payment of the Purchase Price in accordance with Section 3 hereof and all other amounts due Seller hereunder.

SECTION 13: NOTICES

All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing (except as expressly provided to the contrary in this Agreement) and sent by (i) U.S. Certified Mail, Return Receipt Requested, (ii) electronic mail by pdf, or (iii) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air), with all delivery charges paid by the sender and addressed to the Purchaser or Seller, as applicable, as follows, or at such other address as each may request in writing. Such notices shall be deemed received, (x) if delivered by overnight delivery service, on the date of delivery and (y) if sent by electronic mail by pdf, on the date of transmission. Notices to be sent on behalf of Purchaser or Seller may be sent by their respective counsel. The refusal to accept delivery shall constitute acceptance and, in such event, the date of delivery shall be the date on which delivery was refused. Said addresses for notices are to be as follows:

If to Seller:	Exeter 400 D’Arcy (2014), LLC
101 West Elm Street, Suite 600
Conshohocken, PA 19428
Attention: Timothy J. Weber
Email: tweber@exeterpg.com

With a copy to:	The Chase Law Group, LLC
1447 York Road, Suite 505
Lutherville, MD 21093
Attention: Todd Chase, Esq.
Email: tchase@chaserelaw.com

If to Purchaser:	Simwon America Corp.
998 E. El Camino Real, Suite 201
Sunnyvale, CA 94087
Attn: Yong Joon Bae, President
Email: baeyongjoon@ms-global.com

With a copy to:	Law Offices of Sujung Park
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 94087
Attention: Sujung Park, Esq.
Email: sujung.park@sjplawfirm.com

SECTION 14: CASUALTY AND CONDEMNATION

14.1 Casualty. Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 14.1. Until the Closing has occurred, Seller shall keep all insurance policies in effect. If, prior to the Closing Date, any part of the Real Property or Improvements is damaged or destroyed by fire or other casualty, Seller shall immediately notify Purchaser of such fact. If such damage or destruction is material (as defined below), Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice whereupon neither party shall have any further obligations hereunder other than the Surviving Obligations. For purposes of this Section 14.1 “material” shall be deemed to be any uninsured damage or destruction to the Real Property and/or Improvements (except that a casualty shall not be deemed uninsured solely because all, or a portion of, the cost of the casualty is subject to a deductible) or any insured damage or destruction: (i) where the cost of repair or replacement is estimated, in Seller’s good faith judgment, to be One Million Dollars ($1,000,000.00) or more, or (ii) where the repair or replacement is estimated, in Seller’s good faith judgment, to require more than one hundred and eighty (180) days to repair. If Purchaser does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement, and the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price, however, Seller, at Closing, shall assign to Purchaser, and Purchaser shall be entitled to receive and keep, all insurance proceeds payable and/or received with respect to such casualty (other than amounts expended by Seller for repairs) and an amount equal to the deductible amount with respect to the insurance (provided that if the balance of the casualty loss is less than the deductible, then only the amount of the loss shall be paid to Purchaser).

14.2 Condemnation. If, prior to the Closing, action is initiated to take a “material portion” of the Property by eminent domain proceedings or by deed in lieu thereof, either Purchaser or Seller may terminate this Agreement within fifteen (15) days of such taking or condemnation, in which case neither party shall have any further obligations hereunder other than the Surviving Obligations. If this Agreement is not terminated in accordance with the preceding sentence, Seller and Purchaser shall consummate the Closing, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority with respect to the Property shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price. If, prior to the Closing, action is initiated to take less than a “material portion” of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser shall be obligated to purchase the Property without reduction in the Purchase Price, and all of Seller’s assignable right, title and interest in and to the award of the condemning authority with respect to the Property shall be assigned (or, as received, shall be delivered) to Purchaser at Closing. For purposes of this Section 14.2, a “material portion” of the Property shall mean any portion of the Property so taken which materially adversely affects the use and/or access to the Property in a manner which has reduced or may reasonably be expected to reduce the value of the Property by an amount equal to or greater than twenty percent (20%) of the Purchase Price.

SECTION 15: BROKERS

Seller and Purchaser acknowledge that they have not dealt with any broker, finder or agent in connection with this transaction other than Lee & Associates - Central Valley, Inc. and CBRE Inc., (the “Broker”). Seller shall pay a commission to the Broker pursuant to a separate agreement between Seller and Broker. Seller and Purchaser shall indemnify and hold harmless the other against any and all claims, demands, causes of action, losses, costs and expenses (including legal fees and expenses) resulting from a breach of said representation of the indemnifying party. The representations, warranties, undertakings and indemnities of this Section 15 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 16: ASSIGNMENT

Purchaser shall not assign its rights under this Agreement without Seller’s written consent, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, upon written notice to Seller, Purchaser may, without Seller’s consent, assign this Agreement to any entity controlling, controlled by or under common control with Purchaser. Notwithstanding any assignment by Purchaser pursuant to this Section 16, whether permitted or consented to by Seller, Purchaser shall remain liable for all of the obligations and indemnities on the part of Purchaser contained in this Agreement.

SECTION 17: DEFAULT/REMEDIES

17.1 Seller’s Default/Purchaser’s Remedies. In the event of any material default or breach by Seller under this Agreement, for any reason other than Purchaser’s default or failure to satisfy a condition to Closing for which Purchaser is responsible, Purchaser, as its sole and exclusive remedies, may either (i) terminate this Agreement in which case neither party shall have any further rights or obligations hereunder other than Surviving Obligations; or (ii) initiate and prosecute an action for the specific performance by Seller of its obligations under this Agreement. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement and waive its right to prosecute an action for specific performance if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting the claim or cause of action within sixty (60) days following the scheduled Closing Date.

17.2 Purchaser’s Default/Seller’s Remedies. If Purchaser shall default in the performance of its obligation to consummate the Closing or Purchaser breaches any of its representations, warranties or covenants pursuant to Section 7 of this Agreement, Seller may terminate this Agreement and thereupon shall be entitled to retain the Earnest Money Deposit as liquidated damages and thereafter neither party shall have any further rights or obligations hereunder other than the Surviving Obligations. Purchaser and Seller acknowledge and agree that the damages that would be sustained by Seller in the event of a breach by Purchaser of its obligations in the preceding sentence are difficult to determine and, in such event, that the Earnest Money Deposit represents a reasonable estimate of such damages and is not intended as a penalty.

17.3 Indemnification Obligations. Notwithstanding anything to the contrary set forth in this Agreement, nothing contained herein shall limit Seller’s or Purchaser’s liability for their respective indemnification obligations under this Agreement.

SECTION 18: GENERAL PROVISIONS

18.1 Agreement Binding. This Agreement shall be binding upon each party hereto and such party’s heirs, legal representatives, successors and assigns and shall inure to the benefit of each party hereto and such party’s heirs, legal representatives, successors and assigns.

18.2 Entire Agreement. This Agreement, and all the Exhibits referenced herein and annexed hereto, contain the final, complete and entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

18.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

18.4 Further Assurances. Seller and Purchaser each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This covenant shall survive the Closing.

18.5 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person, then all such persons shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

18.6 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

18.7 Non-waiver. No waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach there to for or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

18.8 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provisions of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.9 Exhibits. The Exhibits referred in and attached to this Agreement are incorporated herein in full by this reference.

18.10 Attorneys’ Fees and Costs. In the event suit, action, proceeding, or litigation is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

18.11 Jurisdiction. Each party expressly consents to the personal jurisdiction of either the California courts or the United States District Courts located in the State of California and agrees that any action relating to or arising out of this Agreement shall be instituted and prosecuted only in the Municipal or Superior Court of the County in which the Property is located or the United States Federal District Court for the Northern District of California, except that actions to enforce any judgment or writ of attachment shall be prosecuted through the courts of the state in which the assets subject to such enforcement action are located. Each party waives any right to a change of the aforesaid venue and any and all objections to the jurisdiction of the California courts or the Federal courts over the parties hereto.

18.12 Time of the Essence. Time shall be of the essence in enforcing this Agreement.

18.13 Recording of Agreement. This Agreement shall not be recorded or filed in the public land or other records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement. In no event shall Purchaser file or assert any lis pendens against the Property.

18.14 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Purchaser and Seller and the existence of this Agreement) are confidential, and Purchaser and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside the parties hereto and their respective legal counsel and other agents and representatives who need to know such information in connection with the transactions contemplated hereby. Purchaser and Seller may disclose this Agreement’s terms and conditions and the existence of this Agreement to their respective affiliates and legal counsel and other agents and representatives, including prospective members, partners and lenders. Subject to the requirements of applicable law, neither Seller nor Purchaser shall make any news releases or any public disclosure with respect to the transactions contemplated hereby without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that Purchaser and Seller shall be permitted to make any disclosure required by law, including without limitation any disclosure required by the United States Securities and Exchange Commission. The provisions of this Section shall survive the Closing or termination of this Agreement.

18.15 Trade Name: Purchaser acknowledges that Purchaser is acquiring no right, title or interest in or to the trade names “Exeter” or “Exeter Property Group”, which shall remain the property of Seller.

18.16 Independent Contract Consideration. Seller and Purchaser agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall constitute non-refundable independent consideration (the “Independent Consideration”) for Seller’s execution and delivery of this Agreement and, notwithstanding any other provision of this Agreement to the contrary, shall be paid to Seller upon the earlier to occur of (i) termination of this Agreement for any reason, or (ii) the Closing. The Independent Consideration shall be applied against the Purchase Price at Closing.

18.17 Natural Hazards Disclosure. Purchaser and Seller acknowledge that Seller is required to disclose if any portion of the Real Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designed by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Governmental Code Section 51183.5); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault or special studies zone (Public Resources Code Section 2621 et seq.) or (vi) a seismic hazard zone (Public Resources Code Section 2694). Before the Closing Date, the Title Company shall provide Purchaser with a Natural Hazard Disclosure Statement (“Disclosure Statement”) and Seller shall have no further liability to Buyer under such laws, ordinances, rules or regulations.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed, as of the day and year first above written.

SELLER:

EXETER 400 D’ARCY (2014), LLC,
a Delaware limited liability company

By:	Exeter Operating Partnership III, L.P.,
a Delaware limited partnership,
its sole member

By:	Exeter Operating Partnership III GP LLC,
a Delaware limited liability company,
its sole general partner

By:	Exeter Industrial REIT III LLC,
a Delaware limited liability company,
its sole member

By:
Name:	Timothy J. Weber
Title:	Vice President

PURCHASER:

SIMWON AMERICA CORP.,
a California corporation

By:
Name:
Title:

EXHIBITS

Exhibit “A”	-	Legal Description of Real Property

Exhibit “B”	-	Intentionally Deleted

Exhibit “C”	-	Form of Deed

Exhibit “D”	-	Form of Bill of Sale

Exhibit “E”	-	Form of Assignment of Interests

Schedule 1	-	List of Operating Agreements

EXHIBIT “A”

Legal Description of Real Property

All that certain real property situated in the County of San Joaquin, State of California, described as follows:

City of Lathrop

A PORTION OF LOTS 7, 8, AND THAT CERTAIN PARCEL ENTITLED, “DESIGNATED REMAINDER” AS NUMBERED AND SHOWN ON THE MAP OF TRACT 2208, CROSSROADS COMMERCIAL/INDUSTRIAL PARK, UNIT NO. 1, IN THE CITY OF LATHROP, FILED FOR RECORD ON APRIL 27, 1993 IN BOOK 31 OF MAPS AND PLATS AT PAGE 70, SAN JOAQUIN COUNTY RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEASTERLY CORNER OF LOT 7 AS SHOWN UPON SAID TRACT MAP; THENCE SOUTH 74° 02’ 06” EAST, A DISTANCE OF 212.89 FEET TO THE TRUE POINT OF BEGINNING

THENCE CONTINUING ALONG SAID LINE SOUTH 15° 57’ 54” WEST, A DISTANCE OF 531.33 FEET;

THENCE NORTH 74° 02 06” WEST, A DISTANCE OF 1024.89 FEET TO THE EASTERLY LINE OF MURPHY PARKWAY (60’ RIGHT OF WAY) AS SHOWN ON SAID MAP;

THENCE CONTINUING ALONG SAID EASTERLY LINE NORTH 15° 57’ 54” EAST A DISTANCE OF 486.33 FEET;

THENCE CONTINUING ALONG SAID EASTERLY LINE AND ALONG A TANGENT CURVE CONCAVE TO THE SOUTHEAST HAVING A RADIUS OF 45.00 FEET, THOROUGH A CENTRAL ANGLE OF 90° 00’ 00”, AN ARC LENGTH OF 70.69 FEET TO THE SOUTHERLY LINE OF D’ARCY PARKWAY (60’ RIGHT OF WAY) AS SHOWN ON SAID MAP;

THENCE ALONG SAID SOUTHERLY LINE SOUTH 74° 02’ 06” EAST, A DISTANCE OF 979.89 FEET TO THE TRUE POINT OF BEGINNING.

Assessors Parcel No. 198-190-19.

EXHIBIT “B”

Intentionally Deleted

EXHIBIT “C”

Form of Deed

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL THIS DEED

AND, UNLESS OTHERWISE SHOWN

BELOW, MAIL TAX STATEMENTS TO:

THIS SPACE ABOVE FOR RECORDER’S USE

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES THAT DOCUMENTARY TRANSFER TAX IS $                    , COMPUTED ON THE FULL VALUE OF PROPERTY CONVEYED.

THIS GRANT DEED is made this       day of             , 201        , by EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company (“Grantor”), to                                  (“Grantee”).

WHEREAS, Grantor holds legal title to certain property more particularly described in Exhibit A hereto (the “Property”); and

WHEREAS, Grantor desires to convey to Grantee all of its right, title and interest in and to the Property.

NOW THEREFORE for such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant, bargain, sell and convey unto the Grantee the Property.

TOGETHER WITH all rights of ways, easements, rights, privileges and appurtenances thereto or in any way appertaining, all improvements thereon and all the estate, right, title, interest and claim, either at law or in equity, of Grantor in the said Property.

However, this conveyance is made subject to the liens securing payment of ad valorem taxes for the current and all subsequent years (which are not yet due and payable), as well as to those matters of record, or matters that could be disclosed by a visual inspection or accurate survey of the Property, as of the date hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed by its representative thereunto duly authorized as of the day and year first above written.

EXETER 400 D’ARCY (2014), LLC,
a Delaware limited liability company

By:	Exeter Operating Partnership III, L.P.,
a Delaware limited partnership,
its sole member

By:	Exeter Operating Partnership III GP LLC,
a Delaware limited liability company,
its sole general partner

By:	Exeter Industrial REIT III LLC,
a Delaware limited liability company,
its sole member

By:
Name:	Timothy J. Weber
Title:	Vice President

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

ACKNOWLEDGMENT

STATE OF	)
	)	ss:
COUNTY OF	)

On                    , 201___ , before me,                                              , Notary Public, personally appeared Timothy J. Weber, who proved to me on the basis of satisfactory evidence to be the Vice President of Exeter Industrial REIT III LLC, a Delaware limited liability company, the sole member of Exeter Operating Partnership III GP LLC, a Delaware limited liability company, the sole general partner of Exeter Operating Partnership III, L.P., a Delaware limited partnership, the sole member of EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company, the party named in the foregoing instrument, and he acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public

[Seal]

EXHIBIT “D”

Form of Bill of Sale

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company (“Seller”), for an in consideration of the sum of Ten Dollars and other valuable consideration to it in hand paid by,                      as                         (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers and conveys unto Purchaser any and all of Seller’s right, title and interest in and to the Personal Property listed on Exhibit “A” hereto and made a part hereof, in its “AS IS, WHERE IS” condition, without representation of any kind, without warranty of title or use, and without warranty, express or implied, or merchantability or fitness for a particular purpose.

TO HAVE AND TO HOLD all of said Personal Property unto Purchaser, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the               day of                , 20        .

SELLER:

EXETER 400 D’ARCY (2014), LLC,
a Delaware limited liability company

By:	Exeter Operating Partnership III, L.P.,
a Delaware limited partnership,
its sole member

By:	Exeter Operating Partnership III GP LLC,
a Delaware limited liability company,
its sole general partner

By:	Exeter Industrial REIT III LLC,
a Delaware limited liability company,
its sole member

By:
Name:	Timothy J. Weber
Title:	Vice President

Exhibit “A”

List of Personal Property

EXHIBIT “E”

Form of Assignment of Interests

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”), is made as of the             day of                 ,20       , by and between EXETER 400 D’ARCY (2014), LLC, a Delaware limited liability company, hereinafter referred to as “Assignor,” and                          ,a                     , hereinafter referred to as “Assignee.”

W I T N E S S E T H:

FOR VALUE RECEIVED, Assignor hereby grants, transfers and assigns to Assignee all of Assignor’s interest in and to any and all warranties, permits, plans and specifications, intangible property and agreements, if any, which agreements are described in Exhibit “A” attached hereto (“Assigned Property”), to the extent such Assigned Property is assignable, pertaining to the construction, repairs, personal property and improvements located on the real property described in Exhibit “B” attached hereto. Assignee hereby assumes from and after the date hereof, any and all obligations of Assignor under Assigned Property and agrees to perform from and after the date hereof all of the terms, covenants, and conditions on the part of Assignor required therein to be performed.

Assignee acknowledges and agrees that the Assigned Property is being conveyed in its “AS IS, WHERE IS” condition and that Assignee hereby fully and forever waives, and Assignor hereby fully and forever disclaims, all warranties of whatever type or kind with respect to the Assigned Property, whether express, implied or otherwise including, without limitation, those of fitness for a particular purpose, tenantability, habitability or use.

This Assignment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR:

EXETER 400 D’ARCY (2014), LLC,
a Delaware limited liability company

By:	Exeter Operating Partnership III, L.P.,
a Delaware limited partnership,
its sole member

By:	Exeter Operating Partnership III GP LLC,
a Delaware limited liability company,
its sole general partner

By:	Exeter Industrial REIT III LLC,
a Delaware limited liability company,
its sole member

By:
Name:	Timothy J. Weber
Title:	Vice President

ASSIGNEE:

By:

By:
Name:
Title:

Exhibit “A”

Agreements

Exhibit “B”

Legal Description of Real Property

SCHEDULE 1

List of Operating Agreements